                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                              (Amendment No.  )


                               PJ America, Inc.
                     ------------------------------------
                               (Name of Issuer)

                      Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  72585Q 10 4
                                  -----------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                    -------------------
CUSIP No. 72585Q 10 4                13G                   Page 2 of 6 Pages
-----------------------                                    -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank O. Keener
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            459,603

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             459,603

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      459,603
------------------------------------------------------------------------------

-----------------------                                    -------------------
CUSIP No. 72585Q 10 4                13G                   Page 3 of 6 Pages
-----------------------                                    -------------------


-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions):
12
      IN
------------------------------------------------------------------------------

-----------------------                                    -------------------
CUSIP No. 72585Q 10 4                13G                   Page 4 of 6 Pages
-----------------------                                    -------------------


ITEM 1(a)
NAME OF ISSUER:          PJ America, Inc.

ITEM 1(b)
ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     9109 Parkway East, Birmingham, Alabama 35206

ITEM 2(a)
NAME OF PERSON FILING:
     Frank O. Keener

ITEM 2(b)
ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
PJ America, Inc., 9109 Parkway East, Birmingham, AL 35206

ITEM 2(c)
CITIZENSHIP:        USA

ITEM 2(d)
TITLE OF CLASS OF SECURITIES:  Common Stock, par value $.01 per share

ITEM 2(e)
CUSIP NUMBER:  72585Q 10 4

ITEM 3
IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b), CHECK APPROPRIATE BOX: Not Applicable

ITEM 4
     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

-----------------------                                    -------------------
CUSIP No. 72585Q 10 4                13G                   Page 5 of 6 Pages
-----------------------                                    -------------------


     (a)  Amount Beneficially Owned:
                 459,603

     (b)  Percent of Class:
                 9.7%

     (c) Number of Shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                    459,603

          (ii)  shared power to vote or to direct the vote:


          (iii) sole power to dispose or to direct the disposition of:
                    459,603

          (iv)  shared power to dispose or to direct the disposition of:


ITEM 5
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:       Not Applicable

ITEM 6
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
     Not Applicable

ITEM 7
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
     Not Applicable

ITEM 8
IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
     Not Applicable

-----------------------                                    -------------------
CUSIP No. 72585Q 10 4                13G                   Page 6 of 6 Pages
-----------------------                                    -------------------


ITEM 9
NOTICE OF DISSOLUTION OF GROUP:       Not Applicable

ITEM 10
CERTIFICATION:      Not Applicable



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997
      -----------------

                                       /s/ Frank O.  Keener
                                       --------------------
                                       Frank O.  Keener